CODE OF ETHICS
ALM First Financial Advisors, LLC

Section I: Statement of General Fiduciary Principles

The purpose of the Code of Ethics (the “Code”) is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of ALM First Financial Advisors, LLC ("ALM First") may abuse their fiduciary duties to ALM First and otherwise to deal with conflict of interest situations.

The Code is based on the principle that the partners, officers, directors (or other person occupying a similar status or performing similar functions) or employees of ALM First (“Supervised Persons”) owe a fiduciary duty to ALM First and to ALM First’s Clients (as defined below), to conduct their personal securities transactions in a manner that does not interfere with ALM First 's or any Client's transactions (as applicable) or otherwise take unfair advantage of their relationship with ALM First or any Client (as applicable). All such Supervised Persons are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Supervised Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to ALM First or any Client. Accordingly, all Supervised Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of ALM First, any Client. In sum, all Supervised Persons shall place the interests of ALM First or any Client before their own personal interests.

Every Supervised Person must read and retain this Code, and should recognize that he or she is subject to its provisions and shall comply with all applicable Federal Securities Laws.

ALM First shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Section II: Definitions

(A)    "Access Person" means: any Supervised Person: (i) who has access to nonpublic information regarding any client's purchase or sale of Securities (including, among other things, the writing of an option to purchase or sell a Security) or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below); or (ii) who is involved in making Securities recommendations that are nonpublic. All ALM First directors, officers and partners are presumed to be Access Persons. In addition, all ALM First employees who have access to ALM First’s systems are presumed to be Access Persons as well.

The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor or administrator (or affiliate of any of the foregoing) that is approved by the Chief Compliance Officer.

(B)    "Automatic Investment Plan" means a program in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan ("DRIP").

(C)    "Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and for purposes of this Code shall be deemed to include, but not be limited to, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee).1

(D)    "Chief Compliance Officer" means the chief compliance officer of ALM First.

(E)    "Client" means any person for whom or which ALM First serves as an "investment adviser" within the meaning of Section 202(a)(11) of Advisers Act.

(F)    "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(G)    "Reportable Security" means any Security (as defined below) other than a Security that is: (1)    a direct obligation of the Government of the United States; (2) a bankers acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instruments, including a repurchase agreement; (3) shares issued by money market funds; or (4) shares of open-end investment companies (other than exchange-traded funds ("ETFs") or Reportable Funds) registered under the 1940 Act.

(H)    "Federal Securities Laws" means the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

1 Beneficial ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person’s compensation arrangement with the Adviser or any affiliate of the Adviser under which the performance of the account, or the profits derived from its management, is a factor in the determination of such person’s compensation.
Revised 2/12/2020                                        2 of 13

(I)    "Fund" means an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(J)    "Initial Public Offering" means an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(K)    "Limited Offering" means an offering of Securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or Rule 504, Rule 505 or Rule 506 thereunder.

(L)    "Security" includes all stock, debt obligations and other securities and similar instruments of whatever kind, including any warrant or option to acquire or sell a security. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (1) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (2) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

(M)    "Supervised Person" means any partner, officers, director (or other persons occupying a similar status or performing similar functions) and employees of ALM First, or any other person who provides advice on behalf of ALM First and is subject to ALM First's supervision and control.

(N)    "Reportable Fund" means: (1) any Fund for which ALM First serves as an investment adviser; or (2) any Fund whose investment adviser controls ALM First, is controlled by ALM First, or is under control with ALM First.

(O)    A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer.

Section III: Objective and General Prohibitions

Although certain provisions of this Code apply only to Access Persons, all Supervised Persons must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Sections I, III and VII of this Code. Therefore, a Supervised Person may not engage in any investment transaction under circumstances where the Supervised Person benefits from or interferes with the purchase or sale of investments by ALM First or any Client. In addition, Supervised Persons may not use information concerning the investments or investment intentions of ALM First or a Client or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of ALM First or a Client. Disclosure by a Supervised Person of such information to any
Revised 2/12/2020                                        3 of 13

person outside of the course or scope of the responsibilities of the Supervised Person to ALM First or a Client will be deemed to be a violation of this prohibition.

Supervised Persons may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by ALM First or a Client. In this regard, Supervised Persons should recognize that Section 206 of the Advisers Act, generally provides that it is unlawful for ALM First or any Supervised Person of ALM First, in connection with the purchase or sale of a Security held or to be acquired by a Client, to:

(i)    employ any device, scheme or artifice to defraud ALM First;

(ii)    make any untrue statement of a material fact to ALM First or omit to state to ALM First a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)    engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon ALM First; or

(iv)    engage in any manipulative practice with respect to ALM First.

Supervised Person of ALM First should also recognize that a violation of this Code or of Rule 204A-1 of the Advisers’ Act may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) the imposition of administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV: Prohibited Transactions

Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security in an Initial Public Offering or a Limited Offering unless he or she obtains pre-clearance pursuant to Section V and reports to ALM First the information described in Section VI of this Code.

Section V: Pre-clearance Procedures

(A)    Obtaining Pre-Clearance.

Pre-clearance of a personal transaction in a Security required to be approved pursuant to Section IV above must be obtained from the Chief Compliance Officer or a person who has been authorized by the Chief Compliance Officer to pre-clear transactions. Each of these persons is referred to in this Code as a "Clearing Officer." A Clearing Officer seeking pre- clearance with respect to his or her own transaction shall obtain such pre-clearance from another Clearing Officer.

(B)    Time of Clearance.

(1)    An Access Person may pre-clear trades only in cases where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open- ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent
Revised 2/12/2020                                        4 of 13

with the foregoing, an Access Person may not simultaneously request pre- clearance to buy and sell the same Security.

(2)    Pre-clearance of a trade shall be valid and in effect only for the day for which it is given; provided, however, that a pre-clearance expires upon the Access Person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the Access Person shall be required to so advise a Clearing Officer before proceeding with such transaction.

The Clearing Officer has discretion to either extend or lessen the time period that pre-clearance is valid.

(C)    Form.

Pre-clearance must be obtained in writing by completing and signing the form for Pre- clearance for Personal Securities Transactions, attached as Schedule A, which form shall set forth the details of the proposed transaction, and obtaining the written approval (including by email) of a Clearing Officer. The form is attached as Schedule A.

(D)    Filing.

Copies of all completed pre-clearance forms, with the required signatures, shall be retained at ALM First.

(E)    Factors Considered in Pre-Clearance of Personal Transactions.

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(1)    Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security; and

(2)    Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of ALM First; and

(3)    Whether the transaction is likely to adversely affect ALM First.

(F)    Monitoring of Personal Transactions After Pre-Clearance.

After pre-clearance is given to an Access Person, the Chief Compliance Officer or his designate shall periodically monitor each Access Person's transactions to ascertain whether pre-cleared transactions have been executed for the day of preclearance and whether such transactions were executed in the specified amounts.

Revised 2/12/2020                                        5 of 13

Section VI: Certifications and Reports by Access Persons2

(A)    Initial Certifications and Initial Holdings Reports.

(1)    Within ten (10) days after a person becomes an Access Person, except as provided in Section VI(D), such person shall complete and submit to the Chief Compliance Officer an Initial Certification and Holdings Report on the form attached as Schedule C. The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B)    Quarterly Transaction Reports.

(1)    Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions in Reportable Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership.

Such report is hereinafter called a “Quarterly Transaction Report.)

(2)    Except as provided in Section VI(D), a Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each reportable transaction:

(i)    Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii)    Title (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Reportable Security and the price at which the transaction was effected; and

(iii)    Name of the broker, dealer or bank with or through whom the transaction was effected; and

(iv)    The date the Access Person submitted the Quarterly Transaction Report.

(v)    A copy of the confirmation statement issued for the transaction attached to the Quarterly Transaction Report.

(3)    A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

(C)    Annual Certifications and Annual Holdings Reports.

2 The reporting requirements of this Section VI apply to Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.
Revised 2/12/2020                                        6 of 13

(1)    Annually, by January 30 of each year, except as provided in Section VI(D), each Access Person shall complete and submit to the Chief Compliance Officer an Annual Certification and Holdings Report on the form attached as Schedule D. The information contained therein must be current as of a date no more than 45 days before the Annual Certification and Holding Report is submitted.

(D)    Exceptions from Reporting Requirements.

(1)    An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report or an Annual Holdings Report with respect to any securities held in an account over which the Access Person does not exercise, directly or indirectly, any influence or control provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Chief Compliance Officer to the contrary.

(2)    An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan.

(3)    In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer to be sent duplicate confirmations and statements for all accounts through which transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected, so long as the Chief Compliance Officer receives the confirmation or account statements no later than thirty (30) days after the end of the calendar quarter. However, a Quarterly Transaction Report must be submitted for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Reportable Security if such transaction was not in an account for which duplicate confirmations and statements are being sent. Access Persons who are associated persons of ALM First and who provide duplicate confirmations and statements for their accounts to ALM First will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such confirmations and statements reflect all transactions in Reportable Securities required to be reported by them hereunder. ALM First shall deliver such confirmations and statements or analysis thereof to permit the Chief Compliance Officer to ascertain compliance with this Code. Any Access Person relying on this Section VI(D)(5) shall be required to certify as to the identity of all accounts in which they have direct or indirect Beneficial Ownership through which Reportable Securities are purchased, sold and held.

(E)    It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by ALM First to facilitate the reporting process does not change or alter that responsibility.

Section VII: Additional Prohibitions

(A)    Confidentiality of Adviser and Client Transactions.

Revised 2/12/2020                                        7 of 13

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the Securities "being considered for purchase or sale" by ALM First or any Client shall be kept confidential by all Supervised Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the trustees of ALM First or Client, as applicable. And all employees must comply with ALM's privacy policy and information security policy in regards to electronic and physical privacy requirements for client information.

(B)    Outside Business Activities, Relationships and Directorships.

Access Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of ALM First or any Client. Similarly, no such outside business activities or relationship may be inconsistent with the interests of ALM First or any Client. Access Persons who are members, officers or employees of ALM First may not serve as a director of any public or private company, except with the prior approval of Senior Management and the Chief Compliance Officer, and all directorships held by such Access Persons shall be reported to the Chief Compliance Officer. Any personal interest that might present a conflict of interest or harm the reputation of ALM First should be promptly disclosed to Senior Management and the Chief Compliance Officer.

(C)    Gifts and Entertainment.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to ALM First and its clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

(1)    No employee may receive any gift or service of more than $250.00 from any person or entity that does business with or on behalf of ALM First. Employees must report any gift or service over $250.00 to the CCO.

(2)    No employee may give or offer any gift of more than $250.00 to existing clients, prospective clients, or any entity that does business with or on behalf of ALM First without pre-approval by senior management and the chief compliance officer. No employee may receive any gift or service of more than $250.00 from any person or entity that does business with or on behalf of ALM First. If so, the employee must report the gift or service to the CCO.

(3)    No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of ALM First over $250.00.

(4)    No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of ALM First. Employees may provide or accept a business entertainment event, such as dinner and/or a sporting event, of no more than $2500.00, if the person or entity providing the entertainment is present. If the entertainment is over $2500.00, the employee must report the entertainment to the CCO.
Revised 2/12/2020                                        8 of 13

(D)    Marketing and Promotional Activities.

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. Promotional materials are to be reviewed by senior management and the chief compliance officer before publication and dissemination.

(E)    Insider Trading.

ALM First forbids any director, officer or employee from trading, either personally or on behalf of others, including accounts managed by ALM First, on material nonpublic information or communicating material nonpublic information to others in violation of the law. (Material Nonpublic Information relates not only to issuers but also to ALM First’s securities recommendations and client securities holdings.) This conduct is frequently referred to as “insider trading”. All employees are required to read, sign, and comply with ALM First’s “Policy for the Prevention of Insider Trading” and a copy of this is maintained in their file.

Section VIII: Certification by Access Persons

The certifications of each Access Person required to be made pursuant to Section VI shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it. Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code. In addition, Supervised Persons who are not Access Persons shall be provided with a copy of the Code (and any amendments) and shall provide ALM First with a written acknowledgment of the receipt of the Code and any amendment.

Section IX: Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by ALM First as may be deemed appropriate under the circumstances to achieve the purposes of Rule 204A-1 and this Code. The sanctions to be imposed shall be determined by the Chief Compliance Officer. Sanctions may include, but are not limited to, verbal warnings, written warnings, suspension or termination of employment, a letter of censure, disgorgement of any profits stemming from any violation, and/or restitution of an amount equal to the difference between the price paid or received by ALM First and the more advantageous price paid or received by the offending person.

Section X: Reporting of Violations

Every Supervised Person must immediately report any violation of this Code to the Chief Compliance Officer of ALM First. All reports will be treated confidentially and investigated promptly and appropriately. ALM First will not retaliate against any Supervised Person who reports a violation of this Code in good faith and any retaliation constitutes a further violation of this Code. The Chief Compliance Officer will keep records of any violation of this Code, and of any action taken as a result of the violation.

Revised 2/12/2020                                        9 of 13

Section XI: Administration and Construction

(A)    The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B)    The duties of the Chief Compliance Officer are as follows:

(1)    Continuous maintenance of current lists of the names of all employees of ALM First and Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of ALM First or of any company which controls ALM First, and the date each such person became an Access Person;

(2)    On an annual basis, providing each employee of ALM First with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)    Obtaining the certifications and reports required to be submitted by Access Persons under this Code and reviewing the reports submitted by Access Persons;

(4)    Maintaining or supervising the maintenance of all records and reports required by this Code;

(5)    Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by ALM First;

(6)    Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 204A-1 and this Code;

(7)    Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the management of ALM First; and

(8)    Report to the ALM First management any detected violation of this Code, noting in each case any sanction imposed; any transactions that suggest the possibility of a violation of this Code or of interpretations issued by the Chief Compliance Officer; and any other significant information concerning the appropriateness of and actions taken under this Code.

(C)    The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)    A copy of this Code and any other codes of ethics adopted pursuant to Rule 204A-1 by ALM First for a period of five (5) years;

(2)    A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of ALM First in which the violation occurred;
Revised 2/12/2020                                        10 of 13

(3)    A copy of each report made pursuant to this Code and any other code specified in (C)(1) above, by an Access Person or the Chief Compliance Officer, for a period of not less than five (5) years from the end of the fiscal year of ALM First in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible; and

(4)    A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 204A-1 and this Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports.

(5)    A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Access Persons, for at least five (5) years after the end of the fiscal year in which such approval was granted.

(D)    Review of Code

(1)    On an annual basis, and at such other time as deemed to be necessary or appropriate, the management of ALM First shall review operation of this Code and shall adopt such amendments thereto as may be necessary to assure that the provisions of the Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 204A-1.

(E)    This Code may not be amended or modified except in a written form which is specifically approved by management of ALM First. In connection with any such amendment or modification, ALM First shall determine that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.

This Code was adopted on February 12, 2020.

Signature:

Print Name:

Date:

Revised 2/12/2020                                        11 of 13

SCHEDULE E

ALM FIRST FINANCIAL ADVISORS, LLC ("ALM First ")

ANNUAL CONFLICTS QUESTIONNAIRE
SUPPLEMENT

ALM First Financial Advisors, LLC is required to monitor employee Associated Person’s circumstances that pose a potential conflict with our management of the Client accounts. Please complete this questionnaire and disclose the required information, at least annually. If during the year, your activities or associations materially change in a way that would change your responses, you must promptly notify the Compliance Officer of such change(s).

A.    Please disclose the requested information for any entity (including any commercial business or not- for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

	Name of Entity:	Nature of Affiliation or Title:	Public Company

1.			Yes/No

2.			Yes/No

3.			Yes/No

4.			Yes/No

5.			Yes/No

None

B.    Please disclose whether your spouse or any immediate family member (including your parents, child or siblings who live with you full time) currently works for an investment adviser or a broker- dealer.

Revised 2/12/2020                                        12 of 13

Describe:

None

C.    Please disclose whether your spouse or any immediate family member (including your parents, children or siblings who live with you full time) currently works for a public company.

Describe:

None

If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Compliance Officer.

Signature:

Print Name:

Date:

Revised 2/12/2020                                        13 of 13